SUMMIT MUTUAL FUNDS, INC.
                          CODE OF ETHICS
                   (EFFECTIVE AS OF MAY 1, 2004)

1.   Definitions

     1.1 Access Person. As used in this Code of Ethics, the term "Access Person" shall mean any Director, officer or Advisory Person of the Fund, except for any such person who is an affiliated person of the Fund's investment adviser (the "Adviser"), investment sub-adviser (the "Sub-Adviser") or principal underwriter(1), or any company in a control relationship to the Fund, Adviser, Sub-Adviser or the principal underwriter of the Fund, and who is subject to a code of ethics of such Adviser, Sub-Adviser or principal underwriter of the Fund that complies with the requirements of Rule 17j-1 adopted under the Investment Company Act of 1940, as amended (the "Act").

     1.2 Active Consideration. A Security will be deemed under "active consideration" when a recommendation to purchase or sell a Security for the Fund has been made and communicated to the person or persons ultimately making the decision to buy or sell the Security, which includes when a client has a pending "buy" or "sell" order with respect to the Security. A Security will also be deemed under "active consideration" whenever an Advisory Person focuses on a specific Security and seriously considers recommending purchase or sale of the Security for the Fund.

     A Security will be deemed under "active consideration" until the Fund implements or rejects the recommendation or until the proper Advisory Person decides not to recommend the purchase or sale of the Security for the Fund.

     A Security will not be deemed under "active consideration" if the Security is being reviewed only as part of a general industrial survey or other broad monitoring of the securities market.

     1.3 Advisory Person. As used in this Code of Ethics, the term "Advisory Person" shall mean (i) any employee of the Fund, Adviser or Sub-Adviser or any company in a control relationship to the Fund, Adviser or Sub-Adviser, who, in connection with his/her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Security by the Fund, or whose functions relate to the making of any recommendation with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Fund, Adviser or Sub-Adviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of a Security.

     1.4 Beneficial Ownership. "Beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is considered a "beneficial owner" as defined in Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which, generally speaking, encompasses those situations where the beneficial owner has the right to enjoy some economic benefit from the ownership of the Security. For purposes of this Code of Ethics, the determination of direct or indirect beneficial ownership shall apply to all securities which an Access Person has or acquires.

     1.5 Control. "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the Act.

     1.6 Disinterested Director. "Disinterested Director" means a Director of the Fund who is not an "interested person" of the Fund within the meaning of Section 2(a)(19) of the Act.

     1.7 Investment Personnel. "Investment Personnel" means any employee, including, but not limited to, any securities analyst or securities trader, of the Fund, Adviser or Sub-Adviser (or of any company in a control relationship to the Fund, Adviser or Sub-Adviser) who, in connection with his or her regular functions or duties, makes or participates in the making of recommendations regarding a Fund's purchase or sale of Securities, or (b) any natural person who controls the Fund, Adviser or Sub-Adviser and who obtains information concerning recommendations to the Fund regarding the purchase or sale of Securities by the Fund.

     1.8 Purchase or sale of a Security. "Purchase or sale of a Security" includes, among other things, the writing of an option to purchase or sell the Security.

     1.9 Security. "Security" shall have the meaning set forth in Section 2(a)(36) of the Act except that it shall not include direct obligations of the United States government, bankers' acceptances, bank certificates of deposit, commercial paper, high-quality short-term debt instruments (including repurchase agreements), and shares of registered open-end investment companies (i.e., mutual funds) (other than shares of Summit Mutual Funds, Inc.).

     1.10 Security held or to be acquired. A "Security held or to be acquired" by the Fund is defined to include: (a) any Security that within the most recent fifteen (15) days (i) is or has been held by the Fund, or (ii) is under active consideration by the Fund, Adviser or Sub-Adviser for purchase or sale by the Fund; and (b) any option to purchase or sell, and any Security which is convertible into or exchangeable for, a Security described in subparts (a)(i) or (a)(ii) of this Sub-paragraph 1.10.

     1.11 Fund and Directors.  As used in this Code of Ethics,
"Fund" shall mean Summit Mutual Funds, Inc., a Maryland corporation registered as an open-end investment company under the Act and "Directors" shall mean the persons who are Directors of the Fund.

     1.12 Additional Definitions. All other terms used in this Code of Ethics shall be defined by reference to the Act or the Exchange Act.

2.   Purpose of the Code of Ethics

     This Code of Ethics is designed to prevent certain practices by Access Persons in connection with the purchase or sale of a Security held or to be acquired by the Fund. These include:

          (a) employing any device, scheme or artifice to defraud the Fund;

          (b) making any untrue statement of a material fact or omitting to state a material fact that renders statements made to the Fund misleading;

          (c) engaging in any act, practice, or course of business that acts as a fraud or deceit upon the Fund; or

          (d) engaging in any manipulative practice with respect to the Fund.

3.   Prohibited Purchases and Sales

     3.1 No Access Person shall purchase or sell, directly or indirectly, any Security in which he or she has, or by reason of such transaction would acquire, any direct or indirect beneficial ownership that to his or her actual knowledge at the time of such purchase or sale:

          (a) is currently under active consideration for purchase or sale by a Client; or

          (b) is being purchased or sold by a Client until a period of five business days has elapsed from the date activity ceased in the purchase or sale of such security by the Client.

     3.2 No Investment Personnel shall directly or indirectly acquire beneficial ownership in any Security in a limited offering ("private placement" ) or initial public offering ("IPO") without prior approval from the appropriate compliance officer.

     3.3 No Access Person shall purchase and redeem, or redeem and purchase, shares of the same series of Summit Mutual Funds, Inc. within any seven (7) calendar-day period. This prohibition shall not apply to transactions in shares of the Summit Apex Money Market Fund.

     3.4 The prohibitions of Sections 3.1 and 3.2 of this Code of Ethics shall not apply to purchases and sales specified in
Section 4 of this Code of Ethics.

4.   Exempted Transactions

     The prohibitions in Sections 3.1 and 3.2 of this Code of Ethics shall not apply to the following transactions:

          (a) purchases or sales of any Security effected in any account over which an Access Person or Investment Personnel have no direct or indirect influence or control;

          (b) purchase or sales of Securities which are not eligible for purchase or sale by the Fund;

          (c) purchases of Securities effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent the rights were acquired from the issuer, and the sales of the rights so acquired;

          (d) purchases or sales of any Security that are non-volitional on the part of either the Access Person, Investment Personnel or the Fund;

          (e) purchases of any Security that is part of an automatic dividend reinvestment plan;

          (f) purchases which are part of an automatic dividend reinvestment plan, an automatic investment plan, a payroll deduction plan or program (including, but not limited to, automatic payroll deduction plans or programs and 401(k) plans or programs (both employee initiated and/or employer matching)), an employee stock purchase plan or program, or other automatic stock purchase plans or programs;

          (g) sales that are part of an automatic withdrawal plan or program, and loans, withdrawals and distributions from 401(k) plans or programs;

          (h) purchases or sales of any Security that are approved by a majority vote of those Directors having no interest in the transaction upon a showing of good cause ("good cause" will be deemed to exist where unexpected hardship occasions the need for additional funds, but a change in investment objectives will not be deemed "good cause"); and

          (i) purchases or sales of any Security that are approved by a majority vote of those Directors having no interest in the transactions where the purchases and sales have only a remote potential of harming the Fund because (1) such transactions are in a highly institution-alized market and would have little effect on the market; or (2) the transactions clearly are not related economically to Securities held or to be acquired by the Fund.

5.   Prohibited Business Conduct

     5.1  No Access Person shall, either directly or indirectly:

          (a) engage in any business transaction or arrangement for personal profit based on confidential information gained by way of employment with the Fund, Adviser or Sub-Adviser;

          (b) communicate non-public information about security transactions of the Fund whether current or prospective to anyone unless necessary as part of the regular course of the Fund's business (non-public information regarding particular securities, including reports and recommendations of the Adviser or Sub-Adviser, may not be given to anyone who is not an officer or Director of the Fund, director or officer of the Adviser or an officer or director of the Sub-Adviser, without prior approval of the President of the Fund;

          (c) buy or sell any security or any other property from or to the Fund, provided that this item shall not be construed to prohibit a person from being a shareholder of the Fund or a policy owner of a variable annuity policy that is funded in whole or in part by shares of the Fund; or

          (d) accept a gift, favor, or service of significant value from any person or company which, to the actual knowledge of such Access Person, does business or might do business with the Fund, Adviser, Sub-Adviser or The Union Central Life Insurance Company.

6.   Reporting, Disclosure and Certification Requirements

     6.1  Initial Holdings Reports.  All Access Persons
(excluding Disinterested Directors who would be required to make a report SOLELY by reason of being a Director) shall disclose all personal Securities holdings to the appropriate compliance officer upon commencing employment. The Initial Report shall contain the following information:

          (a) the title, number of shares and principal amount of each Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

          (b) the name of any broker, dealer or bank with whom the Access Person maintained an account in which any Securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

          (c) the date that the report is submitted by the Access Person.

     All Access Persons currently employed by the Fund shall submit an Initial Report to the appropriate compliance officer WITHIN TEN DAYS of the date of this Code of Ethics. All other Initial Reports shall be made NO LATER THAN TEN DAYS after the person becomes an Access Person.

6.2   Quarterly Reports.

          (a) All Access Persons (excluding Disinterested Directors who would be required to make a report SOLELY by reason of being a Director) shall report to the appropriate compliance officer, the information described below in Sub-paragraph 6.2(c) of this Section with respect to transactions in any Security in which such person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the Security; PROVIDED, that all Access Persons shall not be required to make a report with respect to transactions effected for any account over which such person does not have any direct or indirect influence or Security transactions which are not eligible for purchase or sale by the Fund.

          (b) Each Disinterested Director, who would be re-quired to make a report solely by reason of being a Director, need submit a Quarterly Report only if (i) such Director knew or, in the ordinary course of fulfilling his or her official duties as a Director, should have known that during the 15-day period immediately before or after the Director's transaction in a Security that the Security was held or to be acquired by the Fund, or (ii) the quarterly report relates to a transaction in shares of Summit Mutual Funds, Inc.

          (c) Reports required to be made under this Paragraph
              6.2 shall be made not later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected. All Access Persons (excluding Disinterested Directors who would be required to make a report SOLELY by reason of being a Director) shall be required to submit a report for all periods, including those periods in which no Securities transactions were effected.
              A report shall contain the following information:

              (i) the date of the transaction, the title of the Security, the interest rate and maturity date (if applicable), the number of shares, and the principal amount of each Security involved;
              (ii)  the nature of the transaction (i.e.,
                    purchase, sale or any other type of
                    acquisition or disposition);
              (iii) the price at which the transaction was
                    effected;
              (iv)  the name of the broker, dealer or bank
                    with or through whom the transaction was effected; and
              (v)   the date the report is submitted.

          (d) All Access Persons (excluding Disinterested Directors who would be required to make a report SOLELY by reason of being a Director) shall direct their brokers to supply duplicate copies of all monthly brokerage statements for all Securities accounts maintained by the Access Person to the appropriate compliance officer, on a timely basis. An Access Person may submit such a brokerage statement or a confirmation in lieu of the Report described in (c) above, pro-vided such statements or confirmations contain all of the information required to be reported. In addition, with respect to any account established by the Access Person in which any Securities were held during the quarter for the direct or indirect benefit of the Access Person, the Access Person shall report the following information:

              (i)   the name of the broker, dealer or bank
                    with whom the Access Person established
                    the account;
              (ii)  the date the account was established; and
              (iii) the date the report is submitted.

6.3 Annual Holdings Reports. All Access Persons (excluding any Disinterested Director who would be required to make a report solely by reason of being a Director) shall disclose all personal Securities holdings on an annual basis within 30 days after the end of the calendar year. All Annual Reports shall provide information on personal Securities holdings that is current as of a date no more than 30 days before the Annual Report is submitted. Such Annual Reports shall contain the following information:

          (a) the title, number of shares and principal amount of each Security in which the Access Person had any direct or indirect beneficial ownership;

          (b) the name of any broker, dealer or bank with whom the Access Person maintains an account in which any Securities are held for the direct or indirect benefit of the Access Person; and

          (c) the date that the report is submitted by the Access Person.

     6.4 Any of the foregoing reports may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the Security to which the report relates.

7.   Certification of Compliance with Code of Ethics.  Every
Access Person (excluding Disinterested Directors who would be required to make a report SOLELY by reason of being a Director) shall certify in their Annual Report that:

     7.1 they have read and understand the Code of Ethics and recognize that they are subject thereto;

     7.2 they have complied with the requirements of the Code of Ethics; and

     7.3 they have reported all personal securities transactions required to be reported pursuant to the requirements of the Code of Ethics.

     8. Conflict of Interest. Every Access Person shall notify the compliance officer of any personal conflict of interest relationship which may involve the Fund, such as the existence of any economic relationship between their transactions and Securities held or to be acquired by the Fund.

     9.   Reporting of Violations to the Board of Directors

     9.1 Any person, including the compliance officer, shall promptly report all violations and apparent violations of this Code of Ethics and the reporting requirements thereunder to the Board of Directors.

     9.2 The Board of Directors, or a committee of Directors created by the Board of Directors for that purpose, shall consider reports made to the Board of Directors hereunder and shall determine whether or not this Code of Ethics has been violated and what sanctions, if any, should be imposed.

10.  Annual Reporting to the Board of Directors

     10.1 The compliance officer shall prepare an annual report relating to this Code of Ethics to the Board of Directors. Such annual report shall:

          (a) summarize existing procedures concerning personal investing and any changes in the procedures made during the past year;

          (b) identify any violations requiring significant remedial action during the past year;

          (c) identify any recommended changes in the existing restrictions or procedures based upon the Fund's experience under its Code of Ethics, evolving industry practices or developments in applicable laws or regulations; and

          (d) certify that the Fund has adopted procedures reasonably necessary to prevent Access Persons from violating this Code of Ethics.

11.  Annual Reporting of Investment Advisers, Investment Sub-
Advisers and Principal Underwriters to the Board(2)

     Any investment adviser, sub-adviser or principal underwriter to the Fund shall also prepare an annual report to the Board which contains that information described in Section 10 (as it pertains to their particular Code of Ethics and compliance with Rule 17j-1).

12.  Sanctions

     Upon learning of a violation of this Code of Ethics, the Directors may impose any sanction as it deems appropriate under the circumstances, including, but not limited to, letters of reprimand, suspension of employment, or termination of employment.

13.  Retention of Records

     13.1 The Fund shall, at its principal place of business, maintain records in the manner and to the extent set out below, as modified from time to time by any amendments to Rule 17j-1, and shall make these records available to the Securities and Exchange Commission ("SEC") or any representative of the SEC at any time and from time to time for reasonable periodic, special or other examination:

          (a) A copy of this Code of Ethics, or any Code of Ethics which within the past five (5) years has been in effect, shall be preserved in an easily accessible place;

          (b) A record of any violation of this Code of Ethics, and of any action taken as a result of such violation, shall be preserved in an easily accessible place for a period of not less than five (5) years following the end of the fiscal year in which the violation occurs;

          (c) A copy of each report made by an Access Person pursuant to this Code of Ethics shall be preserved for a period of not less than five
              (5) years from the end of the fiscal year in which it is made, the first two years in an easily accessible place;

          (d) A list of all persons who are, or within the past five (5) years have been, required to make reports pursuant to this Code of Ethics shall be maintained in an easily accessible place;

          (e) A record of any decision, and the reasons supporting the decision, to approve the acqui-sition by Investment Personnel of securities in a private placement or IPO, as described in
              Section 3.2 (a) of this Code of Ethics, for at least five (5) years after the end of the fiscal year in which the approval is granted; and

          (f) A copy of each annual report required under
              Section 10 or 11 for at least five (5) years after the end of the fiscal year in which it is made, the first two in an accessible place.



___________________
(1) With respect to the principal underwriter of the Fund, Access Person means any officer or director of the principal underwriter who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Securities by the Fund for which the principal underwriter acts in, or whose functions or duties in the ordinary course of business relate to the making of, any recommendation to the Fund regarding the purchase or sale of Securities.


(2) The requirements of Section VII apply to principal underwriters only where:
    - the principal underwriter is an affiliated person of the Fund or the Fund's investment adviser or investment sub-adviser; or
    - an officer, director or general partner of the principal underwriter serves as an officer, director or general partner of the Fund or of the Fund's investment adviser or investment sub-adviser.